=============================================================================



                          SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant [x]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or Section
240.14a-12

-----------------------------------------------------------------------------

                          FAIRFIELD COMMUNITIES, INC.
     ------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

     ------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than Registrant)

-----------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):
[x]  No Fee Required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       (1)  Title of each class of securities to which transaction applies:
       (2)  Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
       (4)  Proposed maximum aggregate value of transaction:
       (5)  Total fee paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)  Amount Previously Paid:
       (2)  Form, Schedule or Registration Statement No.:
       (3)  Filing Party:
       (4)  Date Filed:


=============================================================================

[LOGO OF FAIRFIELD COMMUNITIES, INC.]

                         Fairfield Communities, Inc.
                      8669 Commodity Circle, Suite 200
                          Orlando, Florida  32819


                  ----------------------------------------
                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                  ----------------------------------------



Dear Stockholder:

     The Annual Meeting of Stockholders of Fairfield Communities, Inc. (the "Company") will be held on Thursday, May 20, 1999, at 9:00 a.m. Eastern Daylight Saving Time at Renaissance Orlando Resort, 6677 Sea Harbor Drive, Orlando, Florida, for the following purposes:

     1.  To elect eight directors to the Company's Board of Directors; and

     2. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     The Board of Directors has nominated certain individuals for election to serve as directors. The Board of Directors recommends that you vote for these nominees.

     The close of business on April 8, 1999 has been fixed as the record date for the meeting. All stockholders of record at that time are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

     All stockholders are cordially invited to attend the meeting. The Board of Directors urges you to date, sign and return promptly the enclosed proxy to give voting instructions with respect to your shares of Common Stock. The proxies are solicited by the Company's Board of Directors. The return of the proxy will not affect your right to vote in person if you attend the meeting. A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1998 is either enclosed or has been previously mailed to you.

                                   By Order of the Board of Directors

                               /s/ Marcel J. Dumeny
                                   Marcel J. Dumeny
                                   Secretary

April 20, 1999




         TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE
          COMPLETE THE  ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE
                   ACCOMPANYING POSTAGE PREPAID ENVELOPE.

[LOGO OF FAIRFIELD COMMUNITIES, INC.]



                         Fairfield Communities, Inc.
                      8669 Commodity Circle, Suite 200
                           Orlando, Florida  32819
                               (407) 370-5200


                       ------------------------------

                               Proxy Statement

                                     for

                       Annual Meeting of Stockholders

                                 to be held

                               May 20, 1999

                       ------------------------------



                                INTRODUCTION

General

     This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors (the "Board" or the "Board of Directors") of Fairfield Communities, Inc. (the "Company") for use at the 1999 Annual Meeting of Stockholders (the "Annual Meeting"), to be held on Thursday, May 20, 1999, at 9:00 a.m. Eastern Daylight Saving Time at Renaissance Orlando Resort, 6677 Sea Harbor Drive, Orlando, Florida, and any adjournments or postponements thereof. At the Annual Meeting, the holders (sometimes referred to herein as "stockholders") of common stock, $0.01 par value per share, of the Company (the "Common Stock"), will be asked to elect as directors the individuals nominated by the Board (collectively, the "Nominees" and each individually a "Nominee") and to approve, consent to, ratify or otherwise transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. The Board knows of no other business that will be presented for stockholder action at the Annual Meeting.

     The mailing address of the principal executive offices of the Company is 8669 Commodity Circle, Suite 200, Orlando, Florida 32819. This Proxy Statement and the enclosed proxy are first being mailed to stockholders of the Company on or about April 20, 1999.

Record Date, Solicitation and Revocability of Proxies

     The Board has selected April 8, 1999 as the record date (the "Record Date") for the Annual Meeting. Only those stockholders of record as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 44,335,079 shares of Common Stock issued and outstanding. Stockholders will be entitled to one vote for each share of Common Stock held by them of record at the close of business on the Record Date on any matters properly brought before the Annual Meeting for a vote. A list of the stockholders of the Company will be available at the Company's principal executive offices in Orlando, Florida for at least 10 days prior to the Annual Meeting for examination by any stockholder for any purpose germane to the Annual Meeting.

     Proxies in the form enclosed are solicited by the Board. Shares of Common Stock represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. IF NO INSTRUCTIONS ARE INDICATED, SHARES OF COMMON STOCK WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING FOR A VOTE. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER MAY ALSO VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE MEETING IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES, TO OBTAIN A QUORUM OR TO OBTAIN SUFFICIENT VOTES TO APPROVE THE PROPOSALS.

     A stockholder who has given a proxy may revoke it at any time prior to the close of the polls at the Annual Meeting by any one of the following actions: (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date than the proxy being revoked or (iii) attending the Annual Meeting and voting in person. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: Fairfield Communities, Inc., 8669 Commodity Circle, Suite 200, Orlando, Florida 32819, Attention: Marcel J. Dumeny, Secretary.

     The Company will bear the expense of preparing and mailing the proxy materials and may use regular employees and associates, without additional compensation, to request, by telephone or otherwise, the return of proxies or attendance at the Annual Meeting. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of Common Stock, and the Company will reimburse such brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with the forwarding of such materials. The Company has retained Morrow & Co., Inc. to aid in the solicitation of proxies. The fee to be paid by the Company to such firm is estimated to be $4,000, plus reimbursement for out-of-pocket costs and expenses.

Voting Rights and Votes Required

     Abstentions and broker non-votes will be included in the number of shares deemed present or represented at the Annual Meeting, or any adjournments or postponements thereof, for purposes of determining whether a quorum exists. A majority of the outstanding shares of Common Stock must be represented in person or by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. Abstentions may not be specified with respect to the election of directors. Abstentions and broker non-votes with regard to matters brought before the Annual Meeting, or any adjournments or postponements thereof, will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained, and therefore will have no effect on the outcome of the vote on any matter. With regard to the election of directors, votes may be cast in favor of or withheld from each Nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect.

     Provided a quorum is present, the affirmative vote of a plurality of the shares of Common Stock represented at the Annual Meeting and entitled to vote is required for election of the candidates for the eight positions as directors and for the transaction of any other business properly brought before the Annual Meeting. Stockholders may not cumulate their votes.

                   PROPOSAL 1 - ELECTION OF DIRECTORS

General

     The Board is comprised of one class of directors, elected annually. Each director serves a one-year term (and, in each case, until his or her respective successor is duly elected and qualified). The Nominees have been nominated for the eight director positions. The number of directors to be elected at the Annual Meeting is set at eight and is fixed from time to time by or in the manner provided in the Company's Bylaws.

     Information regarding the Nominees is set forth below. Each of the Nominees is currently serving as a director of the Company. Mr. Ralph P. Muller began serving as a director in December 1997, following the merger of Vacation Break U.S.A., Inc. into a wholly-owned subsidiary of the Company, as provided under the merger agreement for the acquisition of Vacation Break U.S.A., Inc. Mr. Gerald M. Johnston began serving as a director in June 1997. Messrs. Bryan D. Langton and Charles D. Morgan began serving as directors in May 1996. Messrs. Ernest D. Bennett, III, Philip L. Herrington and William C. Scott began serving as directors in September 1992. Mr. John
W. McConnell has been a director of the Company since March 1990.

     A plurality of the votes of the Common Stock cast at the Annual Meeting (or any adjournments or postponements thereof) is required to elect directors. Each Nominee has consented to being named in this Proxy Statement and to serve if elected. If a Nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority by the proxy holder for a substitute designated by the Board.

     The Board recommends that stockholders vote FOR the election of the Nominees. Proxies solicited by the Board will be so voted unless stockholders specify in their proxies a contrary choice.

Nominees for Election as Directors

     Ernest D. Bennett, III, age 46. Partner at the law firm of Taylor, Pigue, Marchetti, Bennett & McCaskill, PLLC since 1992.

     Philip L. Herrington, age 46. President and Chief Executive Officer of Herrington, Inc., a private investment and business advisory firm involved in resort and real estate development and management, since 1986. President and Chief Operating Officer of Destin Guardian Corporation, a real estate development company, since 1989, and Herrington Hotel Group, since 1995. Managing general partner of Belfair Development, since 1994.

     Gerald M. Johnston, age 57. Private investor. Former Executive Vice President of Finance of Tyson Foods, Inc., a producer, marketer and distributor of poultry and other food products, from 1981 through June 1996. Director, Tyson Foods, Inc., since 1996.

     Bryan D. Langton, age 62. Private investor. Chairman of the Board of Directors of the Company since March 1999. Former Chairman of Holiday Inns, Inc., an owner, franchiser and manager of hotels, from February 1990 through March 1997. President and Chief Executive Officer of Holiday Inns, Inc. from February 1990 to March 1996 and from October 1996 through March 1997. Director, Caribiner International, Inc., a national producer of meetings, events, training programs and related business communication services, since May 1996.

     John W. McConnell, age 57. President and Chief Executive Officer of the Company since 1991; President and Chief Operating Officer from 1990 to 1991; Senior Vice President and Chief Financial Officer from 1986 to 1990.

     Charles D. Morgan, age 56. Chairman, President and Chief Executive Officer (Company Leader) of Acxiom Corporation, a data processing, facilities management and software provider to the direct marketing, mail order, catalogue sales and publishing industries and to marketing firms engaged in prospect generation. Mr. Morgan joined Acxiom Corporation in 1972 as Vice President, becoming Chairman and Chief Executive Officer in 1975 and President in 1991.

     Ralph P. Muller, age 58. Private investor. Former Chairman and Chief Executive Officer of Vacation Break U.S.A., Inc., from 1985 to 1997.

     William C. Scott, age 62. Chairman of Fountain View, Inc., a developer and operator of retirement and convalescent centers, since 1998. Former Chairman and Chief Executive Officer of Summit Care Corporation, a predecessor of Fountain View, Inc., from 1986 through 1998. President of Summit Care Corporation from 1985 through 1996.


  INFORMATION ABOUT THE COMMITTEES, MEETINGS AND COMPENSATION OF THE BOARD

Board Meetings, Committees and Attendance

     During 1998, there were nine meetings of the Board. With the exception of Mr. Herrington, all of the directors attended at least 75 percent of the aggregate number of meetings of the Board and all committees on which they served.

     The Board currently has six standing committees. Certain information regarding the function of these standing committees, their memberships and number of meetings held during 1998 follows.

     The Audit Committee, which met three times during 1998, recommends to the Board a firm to serve as the independent auditors for the Company and monitors the performance of such firm; reviews and approves the scope of the annual audit and quarterly reviews and evaluates with the independent auditors the Company's annual audit and annual consolidated financial statements; reviews with management the status of internal accounting controls; and evaluates public financial reporting documents of the Company. From January 1, 1998 to May 21, 1998, the members of the Audit Committee were Messrs. Ernest D. Bennett, III (Chairman), Charles D. Morgan and William C. Scott. From May 21, 1998 to October 19, 1998, the members of the Audit Committee were Messrs. Ernest D. Bennett, III (Chairman), Gerald M. Johnston and William C. Scott. From October 19, 1998 through the date of this proxy statement, the members of the Audit Committee are Messrs. Ernest D. Bennett, III (Chairman), Philip L. Herrington and Ralph P. Muller.

     The Compensation Committee, which met three times during 1998, reviews the administration of the Company's employee benefit plans and takes certain actions with respect to the Company's compensation policies. From January 1, 1998 to October 19, 1998, the members of the Compensation Committee were Messrs. Bryan D. Langton (Chairman), Philip L. Herrington and William C. Scott. From October 19, 1998 through date of this proxy statement, the members of the Compensation Committee are Messrs. Gerald M. Johnston (Chairman), Philip L. Herrington and William C. Scott.

     The Strategic Review Committee, which met twice during 1998, considered possible strategic transactions which could involve the Company. From January 1, 1998 to May 21, 1998, the members of the Strategic Review Committee were Messrs. Bryan D. Langton (Chairman), Les R. Baledge, Philip L. Herrington and John W. McConnell. From May 21, 1998 to October 19, 1998 (in the case of Mr. Baledge, to October 7, 1998, the date of his resignation as a director of the Company), the members of the Strategic Review Committee were Messrs. Bryan D. Langton (Chairman), Les R. Baledge, John W. McConnell and Charles D. Morgan. The functions of the Strategic Review Committee were reassigned to the Executive Committee on October 19, 1998.

     The functions of the Nominating Committee, which did not meet during 1998, were reassigned to the Executive Committee on October 19, 1998. From January 1, 1998 to May 21, 1998, the members of the Nominating Committee were Messrs. Les R. Baledge (Chairman), Bryan D. Langton and John W. McConnell. From May 21, 1998 to October 19, 1998, the members of the Nominating Committee were Ralph P. Muller (Chairman), Philip L. Herrington and John W. McConnell.

     The Executive Committee, which met three times during 1998, exercises the powers and authorities of the Board of Directors in the direction and management of the business and affairs of the Corporation, subject to certain exceptions, and generally subject to a limit of $5.0 million in the authority of such committee to approve transactions which would otherwise require Board review and approval. From January 1, 1998 to October 19, 1998 (in the case of Mr. Baledge, to October 7, 1998, the date of his resignation as a director of the Company), the members of the Executive Committee were Messrs. John W. McConnell (Chairman), Les R. Baledge and Charles D. Morgan. On October 19, 1998, the Executive Committee was reconstituted and its duties expanded, to include the duties previously assigned to the Nominating Committee, including responsibility to review and recommend to the Board proposed nominees for directors of the Company, and the duties previously assigned to the Strategic Review Committee. From October 19, 1998 through date of this proxy statement, the members of the Executive Committee are Messrs. Bryan D. Langton (Chairman), John W. McConnell, Charles D. Morgan and Ralph P. Muller. The Executive Committee considers stockholder recommendations of candidates for director which are submitted in writing and addressed to the attention of the Secretary of the Company. Any recommendation should include the name and address of the stockholder making the recommendation and the number of shares owned by such stockholder, the candidate's name and address, a summary of the candidate's educational background and business or professional experience during the past five years, the names of any corporations of which the candidate is or has been a director and any other information the proposing stockholder considers relevant in evaluating the candidate's qualifications. The recommendation also should indicate the candidate's willingness to serve if nominated and selected.

     Three additional committees of the Board were established on March 17, 1999. None of these committees met during 1998. These three new committees are the Strategy Committee, which reviews and assists management in the development of the Company's business strategy, the Mergers and Acquisitions Committee, which considers and makes recommendations to the Board concerning possible merger and acquisition transactions, and the Search Committee, which reviews and consults with the President and Chief Executive Officer of the Company, and makes recommendations to the Board, concerning the recruitment and hiring of persons to fill certain senior executive officer positions of the Company. The members of these committees from the dates of establishment through the date of this proxy statement are, in the case of the Strategy Committee, Messrs. Gerald M. Johnston, Bryan D. Langton, John W. McConnell, Charles D. Morgan, Ralph P. Muller and William C. Scott; in the case of the Mergers and Acquisitions Committee, Messrs. Gerald M. Johnston, Philip L. Herrington, Bryan D. Langton and John W. McConnell; and, in the case of the Search Committee, Messrs. Ernest D. Bennett, III, Philip L. Herrington, Bryan
D. Langton, John W. McConnell and William C. Scott.

Directors' Compensation

     The Company has a policy of compensating only outside directors for attendance at meetings of the Board and meetings of Board committees. During 1998, outside directors received $1,000 for each in-person Board and Board committee meeting and $750 for each telephonic Board or Board committee meeting in which they participated, plus a $1,750 monthly retainer. Compensation payments to directors totaled $246,000 for 1998. The Company also reimburses directors for travel and out-of-pocket expenses incurred in connection with attendance at meetings.

                     COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

     The following table and related footnotes summarize the compensation of the Chief Executive Officer and each of the other four most highly compensated executive officers (collectively, the "named executive officers") for each of the last three years. Unless otherwise expressly stated, historic data presenting the number of shares and price of the Company's Common Stock have been adjusted throughout this proxy statement for the 3-for-2 share stock split effective July 15, 1997 and the 2-for-1 share stock split effective January 30, 1998.



                                                                      Long Term Compensation
                                                             ---------------------------------------
                                      Annual Compensation              Awards               Payouts
                                      -------------------    --------------------------    ---------
                                                                             Securities       Long
                                                             Restricted      Underlying       Term      All Other
Name and                                                        Stock         Options/     Incentive     Compen-
Principal                                                       Award         Warrants        Plan       sation
Position                    Year       Salary       Bonus       <F4>             (#)        Payouts       <F5>
--------                    ----       ------       -----    ----------      ----------    ---------    ---------

John W. McConnell           1998     $275,000    $ 92,000         -               -             -        $ 15,905
 President and Chief        1997      275,000     331,235         -               -             -         137,839
 Executive Officer          1996      275,000     349,250    $1,380,000        114,000          -         102,662

Clayton G. Gring, Sr.       1998      200,000     300,000         -               -         $226,530       20,066
 Senior Vice President,     1997      200,000     217,968         -               -           25,170      100,490
 Development <F1>           1996      200,000     240,000         -             75,000          -          87,961

Franz S. Hanning            1998      261,556      40,000         -               -             -           8,444
 Senior Vice President      1997      175,000     257,877         -            150,000          -          54,030
 and COO, Vacation
 Ownership Business <F2>

Robert Albertson            1998      145,385     218,323         -               -             -           8,444
 Senior Vice President,
 Corporate Marketing <F3>

Marcel J. Dumeny            1998      189,538      28,500         -               -          132,143       10,171
 Senior Vice President,     1997      175,000     209,263         -               -           14,683       63,154
 General Counsel and        1996      175,000     140,000         -             60,000          -          56,628
 Secretary

-------------------

<F1>
(1) On January 31, 1999, Mr. Gring resigned as an officer and employee of the Company. On February 24, 1998, Mr. Gring was elected Senior Vice President/Development. From January 23, 1996 to February 24, 1998, Mr. Gring was Senior Vice President and Chief Operating Officer.

<F2>
(2) On February 24, 1998, Mr. Hanning was elected Senior Vice President and Chief Operating Officer, Vacation Ownership Business. From January 23, 1997 to February 24, 1998, Mr. Hanning was Senior Vice President/Corporate Sales. From January 1, 1997 to January 23, 1997, Mr. Hanning was a regional vice president, which was not an executive officer position.

<F3>
(3) On September 15, 1997, Mr. Albertson was elected Senior Vice President, Corporate Marketing. From January 29, 1996 to September 15, 1997, Mr. Albertson was a regional vice president, which was not an executive officer position.

<F4>
(4) On December 18, 1996, Mr. McConnell was granted a restricted stock award for 180,000 shares of Common Stock. The dollar value of the restricted stock award shown in the summary compensation table is based upon the closing price of the Common Stock on the date of grant. The restricted stock vested as to one-half of the shares on each of the first and second anniversaries of the date of grant.

<F5>
(5) All other compensation in 1998 includes (a) contributions to the Company's Savings/Profit Sharing Plan ($8,444 for each of Messrs. McConnell, Gring, Hanning, Albertson and Dumeny) and (b) dollar amounts of premiums paid on life insurance policies for the benefit of the named executive officers' respective designated beneficiaries (Mr. McConnell - $7,461; Mr. Gring - $11,622 and Mr. Dumeny - $1,727).


Warrant/Option Exercises In 1998 And 1998 Year-End Warrant/Option Values

     The following table sets forth certain information concerning stock warrants/options exercised during 1998 and the number of unexercised stock warrants/options at December 31, 1998:



                                                                                          Value of Unexercised
                             Number                        Number of Securities               in-the-Money
                           of Shares                      Underlying Unexercised            Warrants/Options
                           Acquired                    Warrants/Options at Year End         at Year End <F1>
                              on            Value      ----------------------------         ----------------
Name                       Exercise       Realized     Exercisable    Unexercisable    Exercisable   Unexercisable
----                       ---------      --------     -----------    -------------    -----------   -------------

John W. McConnell              -              -          526,000           38,000       $5,201,041      $336,458
Clayton G. Gring, Sr.       162,000      $2,458,958       68,000           25,000          684,250       221,354
Franz S. Hanning             15,000         149,063       73,000          170,000          681,229       333,958
Robert Albertson               -              -                0          160,000            -           127,500
Marcel J. Dumeny               -              -          340,000           20,000        3,372,916       177,083

----------------------


<F1>
(1)  The dollar amounts shown represent the amount by which the product of the number of shares purchasable upon the exercise of the related warrants/options and the December 31, 1998 closing market price of $11.0625 per share exceeds the aggregate purchase price payable upon such exercise.



Employment Arrangements and Termination of Employment Arrangements

     The Company entered into employment agreements (the "1992 Employment Agreements"), effective September 1, 1992, with Messrs. John W. McConnell and Marcel J. Dumeny (the "Executives"). The 1992 Employment Agreements extend through August 31, 2000, with automatic one-year extensions, unless at least nine months' termination notice is given by either the Company or the Executives prior to the expiration of any renewal term, and provide for (a) initial annual base salaries to Messrs. McConnell and Dumeny of $275,000 and $175,000, respectively, (b) Company paid term life insurance coverage equal to two times their respective base salaries, (c) the grant to Messrs. McConnell and Dumeny of warrants, exercisable through August 31, 2002, to purchase 450,000 and 300,000 shares, respectively, of Common Stock, at an exercise price equal to $1.00 per share, which are fully vested and non-cancelable, regardless of whether or not the Executive remains employed by the Company, and (d) incentive compensation programs at the discretion of the Board of Directors. If, during the term of the 1992 Employment Agreements, an Executive is terminated (i) for any reason, other than "for cause" (as defined in the 1992 Employment Agreements), death or disability, or (ii) at the Executive's option due to "Constructive Discharge" (as defined in the 1992 Employment Agreements), then such Executive shall receive termination pay, subject to the limitations of Section 280G of the Code, equal to 150% of his highest annualized base salary prior to termination. No termination pay is due to any Executive who voluntarily resigns, is terminated "for cause" or ceases to be employed as a result of death or disability.

     The Company entered into an employment agreement (the "1998 Employment Agreement"), dated October 23, 1998, with Mr. Franz S. Hanning. The 1998 Employment Agreement extends through December 31, 2000, with automatic one-year extensions, unless at least nine months' termination notice is given by either the Company or Mr. Hanning prior to the expiration of the initial term or any renewal term, and provides for (a) an initial annual base salary of $350,000, (b) Company paid term life insurance coverage equal to two times Mr. Hanning's base salary and (c) incentive compensation programs at the discretion of the Board of Directors. If, during the term of the 1998 Employment Agreement, Mr. Hanning is terminated (i) for any reason, other than "for cause" (as defined in the 1998 Employment Agreement), death or disability, or (ii) at Mr. Hanning's option due to "Constructive Discharge" (as defined in the 1998 Employment Agreement), then Mr. Hanning shall receive termination pay, subject to the limitations of Section 280G of the Code, equal to 150% of his highest annualized base salary prior to termination. No termination pay is due to Mr. Hanning if he voluntarily resigns, is terminated "for cause" or ceases to be employed as a result of death or disability. The 1998 Employment Agreement contains a covenant by Mr. Hanning generally not to compete with the Company in its businesses within a 150 mile radius of each of the Company's existing and prospective resort locations for the term of the 1998 Employment Agreement and for one year from the date that
(a) Mr. Hanning's employment is terminated by the Company "for cause" or without "cause" or (b) Mr. Hanning elects to terminate his employment by the Company, including where such election is due to a "Constructive Discharge". Mr. Hanning also has agreed, under the 1998 Employment Agreement, (a) for a period of three years from the date Mr. Hanning ceases to be employed by the Company, not to solicit, cause to be solicited or hire, directly or indirectly, anyone serving (or who served within the prior 180 days) as an employee of the Company, and (b) for a period of one year from the date Mr. Hanning ceases to be employed by the Company, not to solicit or attempt to establish a commercial relationship with any of the Company's outside providers of information systems, marketing services, off premises marketing locations or sales prospects.

     During 1993, the Company entered into a Severance Pay Agreement (the "Severance Pay Agreement") with Mr. Clayton G. Gring, Sr. Mr. Gring's Severance Pay Agreement extended through August 31, 2000, with automatic one-year extensions, unless at least nine months' termination notice was given by either the Company or Mr. Gring prior to the expiration of any renewal term. If, during the term of the Severance Pay Agreement, Mr. Gring was terminated
(i) for any reason, other than "for cause" (as defined in the Severance Pay Agreement), death or disability, or (ii) at Mr. Gring's option, due to "Constructive Discharge" (as defined in the Severance Pay Agreement), then Mr. Gring was entitled to receive termination pay, subject to the limitations of Section 280G of the Code, equal to 150% of his highest annualized base salary prior to termination. No termination pay was due to Mr. Gring if he voluntarily resigned, was terminated "for cause" or ceased to be employed as a result of death or disability. Mr. Gring was also separately granted Company paid term life insurance coverage in an amount equal to two times his base salary. Mr. Gring retired from the Company on January 31, 1999. During 1998, Mr. Gring and the Company agreed in principle (a) that Mr. Gring would begin reducing his role at the Company, in anticipation of his retirement from the Company, and (b) that Mr. Gring would be paid a bonus of $300,000 for his services during 1998, and the remaining amount of a long term incentive award accrued in 1996 in the amount of $226,530, in return for his agreement, among other things, to (i) effect a smooth transition of management responsibility, (ii) contribute to the continued success of the Company's business, through the undertaking and performance of various tasks which the President and Chief Executive Officer assigned to him during 1998, and (iii) release certain rights he may have previously had against the Company or related parties arising under his Severance Pay Agreement.

     On September 29, 1993, the Company granted Messrs. Clayton G. Gring, Sr. and Franz S. Hanning warrants to purchase 300,000 and 120,000 shares, respectively, of Common Stock, at an exercise price equal to $1.00 per share, which was 100% of the market price of the Common Stock on the date of grant, with 20% of such warrants vesting on each of the first through fifth anniversaries following the date of grant.

     On January 23, 1996, the Company granted Messrs. John W. McConnell, Clayton G. Gring, Sr. and Marcel J. Dumeny warrants to purchase 114,000, 75,000 and 60,000 shares, respectively, of Common Stock, at an exercise price equal to $2.20834 per share, which was 100% of the market price of the Common Stock on the date of grant, with one third of such warrants vesting on each of the first through third anniversaries following the date of grant. On January 31, 1996, the Company granted Mr. Hanning a warrant to purchase 60,000 shares of Common Stock, at an exercise price equal to $2.33334 per share, which was 100% of the market price of the Common Stock on the date of grant, with one third of such warrants vesting on each of the first through third anniversaries following the date of grant.

     On December 18, 1996, the Company issued 180,000 shares of Common Stock, subject to certain restrictions, to Mr. John W. McConnell. The restricted stock agreement provided for the risk of forfeiture and restriction on transfer of the restricted Common Stock to lapse as to 50% of such stock on each of the first and second anniversaries of the date of grant, or sooner, in the event of a "change in control" (as defined in the restricted stock agreement), subject to certain limitations. The risk of forfeiture and restriction on transfer have lapsed with respect to all of the shares of restricted stock subject to the restricted stock agreement. Pursuant to the terms of the restricted stock agreement, during 1998, Mr. McConnell elected to surrender to the Company a total of 59,310 shares of Common Stock to satisfy his withholding tax obligations arising as a result of the lapsing of the risk of forfeiture and restriction on transfer with respect to the restricted stock.

     On May 22, 1997, the Company granted Messrs. Franz S. Hanning and Robert Albertson options to purchase 150,000 and 120,000 shares, respectively, of Common Stock at an exercise price equal to $10.00 per share, which was 100% of the market price of the Common Stock on the date of grant, with such options vesting as to one quarter of the underlying shares on each of the second through fifth anniversaries following the date of grant. On December 30, 1997, the Company granted Mr. Albertson an option to purchase 40,000 shares of Common Stock at an exercise price equal to $22.00 per share, which was 100% of the market price of the Common Stock on the date of grant, with such option vesting as to one quarter of the underlying shares on each of the second through fifth anniversaries following the date of grant.


                     REPORT ON EXECUTIVE COMPENSATION

     The following Report on Executive Compensation (the "Report") and the performance graph in the next section shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to Regulations 14A or 14C of the SEC or to the liabilities of Section 18 of the Exchange Act and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

Introduction

     Under the Company's Bylaws, the compensation of the President and Chief Executive Officer (the "CEO") is fixed from time to time by the Board on recommendation of the Compensation Committee (the "Committee") and the compensation of the other senior officers of the Company (together with the CEO, the "Officers") is determined by the CEO, subject to the ratification and approval of the Committee. The Committee also reviews and approves the granting of stock warrants and stock options, reviews and recommends to the Board the compensation of the Directors of the Company and reviews and administers the Company's employee benefit plans. The Officers include all officers of the Company at the executive level (the "Executive Officers"), in addition to certain other officers. During 1998, the Committee recommended to the Board of Directors, which approved, the salary and incentive compensation programs for five of the Executive Officers (including the CEO), including four of the five named Executive Officers in the compensation table of this proxy statement (the "Four Named Executive Officers"), and took certain other actions described below. For 1998, the Committee delegated to the CEO authority to establish the salaries and short term cash incentive compensation programs for Mr. Robert Albertson, the fifth named Executive Officer, and, except as noted in the preceding sentence, for the other Officers of the Company. The actions taken by the Committee are reported to the Board of Directors, which generally exercises final approval authority over compensation decisions, except for the grant of stock options under the Company's 1997 stock option plan, where the Committee has final approval authority, in order to comply with the requirements of Section 162(m) of the Code, discussed below.

     From January 1, 1998 to October 19, 1998, the members of the Compensation Committee were Messrs. Bryan D. Langton (Chairman), Philip L. Herrington and William C. Scott. From October 19, 1998 through December 31, 1998, the members of the Compensation Committee were Messrs. Gerald M. Johnston (Chairman), Philip L. Herrington and William C. Scott. No member of the Committee is a current or former employee or officer of the Company or any of its subsidiaries. Except as otherwise stated, this Report discusses the Committee's compensation policies applicable to the Executive Officers whose compensation was determined by the Committee, including the relationship between the Company's performance and executive compensation, and describes the specific bases on which the Committee made compensation decisions during 1998 with regard to the CEO.

Policy, Objectives and Comparable Compensation Information

     The Committee's general policy is to provide Executive Officers of the Company with competitive compensation opportunities, which are internally equitable, including short term incentive awards based upon meeting or exceeding business and/or individual performance goals. These performance goals are annually reflected as specific targets designed primarily to reflect measures of profitability and, on occasion, management priorities, which change over time. The actual target levels and relative weights of each measure are subjectively determined by the Committee, on an annual basis.

     The Committee from time to time has employed independent specialists in compensation matters to evaluate the Company's compensation practices for certain Executive Officers, including the CEO, with the last such evaluation performed in December 1996 and described in the proxy statement for the 1997 annual meeting. No additional evaluations were performed through December 31, 1998, although the Committee commissioned such an evaluation in 1999, as one element in developing the Company's 1999 compensation program for its senior Executive Officers. During 1998, the Committee members on an individual basis informally considered data published in proxy statements by other public companies in the vacation ownership industry (primarily, Sunterra Corporation and Vistana, Inc.), which were subjectively determined to be comparable to the Company, in developing 1998 compensation programs.

Executive Compensation Program Components

     The four components of the Company's compensation programs for Executive Officers are (i) base salary, (ii) short term cash incentive compensation (bonus) plans, (iii) long term incentive award plans (stock options, stock warrants and cash incentives) and (iv) benefits, which, except for additional life insurance and severance pay coverages described elsewhere in this proxy statement, are administered on a basis consistent with other employees of the Company. This Report discusses decisions made with respect to base salary, short term incentive compensation and long term incentive compensation during 1998 for the Four Named Executive Officers.

     Base Salary. The Committee did not grant any salary increases to Messrs. McConnell or Gring during 1998. The Committee granted salary increases to Mr. Dumeny (from $175,000 per year to $190,000 per year) and to Mr. Hanning (from $175,000 per year to $200,000 per year, followed by a second increase to $350,000 per year). Mr. Dumeny's base salary was last increased in 1992. Mr. Hanning has transitioned from sales management positions prior to 1997, when his pay involved a significantly lower base salary but significantly higher performance based compensation, to the general management of the Company, and the adjustments to Mr. Hanning's base salary during 1998 were approved by the Committee in order to increase his total compensation to a level more consistent with his past total compensation. Additionally, in both Messrs. Dumeny's and Hanning's cases, the increases were based on the Committee's evaluation of salaries paid for people in similar positions at other vacation ownership industry companies. Finally, in Mr. Hanning's case, his increase in base salary was part of the terms of a new employment agreement, which, as described under the heading "Compensation of Executive Officers - Employment Arrangements and Termination of Employment Arrangements", included non-competition and non-solicitation covenants felt by the Committee to be of significant value to the Company.

     Short Term Cash Incentive Compensation. As noted under the heading "Employment Arrangements and Termination of Employment Arrangements" above, in connection with his January 31, 1999 retirement from the Company, Mr. Gring was guaranteed a $300,000 bonus for 1998, and paid the remaining amount of a long term incentive award described below, which had been accrued in 1996 in the amount of $226,530, in return for his agreement, among other things, to (i) effect a smooth transition of management responsibility, (ii) contribute to the continued success of the Company's business, through the undertaking and performance of various tasks which the CEO assigned to him during 1998, and (iii) release certain rights he may have previously had against the Company or related parties arising under his severance pay agreement. The primary factors considered by the Committee in approving this arrangement were the importance of transitioning responsibility for the operations of the Company from Mr. Gring to Mr. Hanning and avoiding any dispute and resulting distraction concerning Mr. Gring's possible claim to severance pay under his severance pay agreement, which would have amounted to $300,000. The three remaining named Executive Officers' short term incentive compensation plans for 1998 which were established by the Committee were based primarily on the Company's 1998 diluted earnings per share ("EPS"), with the potential for participants to earn maximum awards of up to 100% (in the case of the CEO) or 120% (in the case of the two other named Executive Officers) of base salary if a maximum EPS of $1.15 was achieved, with the minimum threshold and targeted EPS being $1.00 and $1.03, generating awards of 5% of base salaries and 50% of base salaries, respectively. The Company in 1998 achieved an EPS of $0.93 per share, and accordingly no short term incentive compensation awards were paid based upon EPS performance. Individual performance objectives were established by the Committee for these three named Executive Officers, with the potential for awards of 50% of base salary, in the case of the CEO, and 30% of base salaries, in the case of the other two named Executive Officers. Mr. McConnell had one individual performance objective, involving the development of a formal strategic plan for the Company, which was determined to have been partially achieved, resulting in the payment of a short term incentive compensation award of approximately 33% of his base salary. Mr. Hanning achieved one of his two individual performance objectives, resulting in the payment of a short term incentive compensation award of 20% of his 1998 beginning year base salary. Mr. Dumeny achieved one of his individual performance objectives, resulting in the payment of a short term incentive compensation award of 15% of his 1998 base salary, with his other individual performance objective carrying over into 1999.

     The Company's 1996 short term cash incentive compensation program included a provision that any incentive earned in excess of a maximum amount for Messrs. Gring and Dumeny would be deferred (the "LTIP Deferrals") and paid out over a two year period. Under the 1996 compensation program, the LTIP Deferrals earned during 1996 by these named Executive Officers were to be paid 50% each (without interest) following 1997 and 1998. If the Company did not achieve a minimum 15% return on stockholders' equity (net income plus non-cash tax provisions divided by average equity) ("ROE") for 1997 or 1998, the LTIP Deferral payment for the affected year was to be forfeited. Additionally, if a participating Executive Officer left the Company other than due to death, disability, constructive discharge or normal retirement at age 62 or later, any remaining LTIP Deferral was to be forfeited. The Company achieved in excess of a 15% ROE in 1997 and 1998. While the Committee in 1997 netted a portion of the LTIP Deferrals against bonus payments, and deferred payment of the remaining portion of the LTIP Deferrals earned in 1997, under the terms of the plan, Mr. Gring was entitled to his remaining LTIP Deferral as a result of his January 1999 retirement from the Company. The Committee determined that the remaining LTIP Deferral of $132,143 should also be paid to Mr. Dumeny.

     Long Term Incentive Awards. The Committee believes that stock option grants are desirable to align the interests of the Executive Officers and the stockholders. In determining whether to grant stock options, the Committee reviews the relationship of vested and unvested long-term compensation awards to cash compensation, the possibility of using stock options as an employee retention incentive, the desirability of providing additional incentives to increase shareholder value and the potential for individual contribution to affect the Company's performance. The Committee determined not to grant any stock options or stock warrants during 1998 to any of the named Executive Officers. The reason for this decision was that the Company's stock price declined significantly during 1998, and the Committee was reluctant to grant options at the lower stock prices.

Compensation of the President and Chief Executive Officer

     During 1998, the base salary of Mr. John W. McConnell, President and CEO of the Company, remained unchanged. Mr. McConnell was paid a short term cash incentive compensation award, based upon partially achieving the individual performance objective noted above, equal to approximately 33% of base salary.

     As noted above, during 1998, Mr. McConnell was not granted any stock options, stock warrants or other long term incentive compensation awards. Mr. McConnell received a benefit allocation for 1998, determined on a basis consistent with all other participating employees of the Company, of $8,444 under the Savings/Profit Sharing Plan. Mr. McConnell has been granted Company paid term life insurance, at a premium cost in 1998 of $7,461.

Section 162(m) Limit on Deductibility of Compensation Expense

     During 1993, the Code was amended, adding Section 162(m), which, in general, limits the deductibility for federal income tax purposes of annual compensation paid after January 1, 1994 to the CEO and four other most highly compensated executive officers to $1.0 million, subject to certain exceptions. In the event that the Company's compensation programs for such persons exceed such limitation, without qualifying for an exception under the Code, the effect would be to cause a permanent loss of a tax deduction for the Company, for the amount of compensation expense in excess of such limitation, resulting, in certain cases, in an increase in the reported effective income tax rate of the Company for the period affected. The Internal Revenue Service in December 1995 published final regulations implementing this limitation. The limitation is not currently expected to result in the loss of any tax deductions for the Company's base salary and short term cash incentive compensation programs, but may result in a limitation on the amount of tax deduction taken (but not result in an increase in the reported effective income tax rate for the Company) in connection with certain awards under the Company's stock warrant plan, since the amount of compensation expense associated with the stock warrants is open-ended, depending upon the market price for the Company's Common Stock at the time the warrants are exercised, as compared to the exercise price. Warrants granted to two of the named Executive Officers of the Corporation, including the CEO, for a total of 750,000 shares of the Company's Common Stock, pre-date the February 17, 1993 transition date established for application of Section 162(m) of the Code and, based upon the Company's review of the final regulations implementing Section 162(m), are not believed to be subject to the $1.0 million limit on tax deductibility. Other compensation which the Committee may, from time to time, elect to pay to Executive Officers may also subject the Company to the Section 162(m) limit, which could result in an increase in the effective tax rate of the Company. For 1998, the compensation expense associated with the exercise of stock warrants by Mr. Gring, when included with other compensation paid to Mr. Gring, exceeded the $1.0 million Section 162(m) limit on tax deductibility, but did not affect the Company's reported effective income tax rate. The Company has no current plans to amend the stock warrant plan or to take other actions to comply with the exemptions from the limitation, but intends to monitor the Company's tax situation, the Company's compensation practices and developments in this area of the tax law in 1999 and in future years, to determine whether or not its executive compensation plans should be amended, or other action taken, to meet the deductibility requirements of the tax law.

     The Company believes that compensation expense associated with the 1997 stock option plan are not subject to the $1.0 million limit on tax deductibility, so long as the applicable administrative requirements of the Code are followed.

                             Compensation Committee of the Board of Directors

                                                         Philip L. Herrington
                                                           Gerald M. Johnston
                                                             Bryan D. Langton
                                                             William C. Scott
                             (in Mr. Johnston's case, with respect to actions
                                       taken from and after October 19, 1998)
                              (In Mr. Langton's case, with respect to actions
                                             taken prior to October 19, 1998)

Performance Graph

     The following graph shows the annual cumulative returns for the periods from December 31, 1993 through December 31, 1998, of assumed investments of $100 on December 31, 1993 in (i) shares of Company Common Stock, (ii) the S&P 500 Index, a broad equity market index, and (iii) a peer group constructed of New York Stock Exchange, Inc. ("NYSE") listed companies with similar market capitalization (the "NYSE Market Capitalization Peer Group"), assuming reinvestment of all dividends. The Company's Common Stock was listed for trading on the NYSE on December 20, 1995.


COMPARISON OF CUMULATIVE TOTAL RETURN OF COMPANY COMMON STOCK WITH THE S&P 500
            AND THE NYSE MARKET CAPITALIZATION PEER GROUP (1)

                12/31/93   12/31/94   12/31/95   12/31/96   12/31/97   12/31/98
                --------   --------   --------   --------   --------   --------

Fairfield          100      122.22     158.33     549.99    1,465.88    737.11
Communities

S&P 500            100      101.32     139.40     171.41     228.59     293.92

NYSE Peer Group    100      136.76     207.07     298.00     443.29     474.17

----------------


(1) The Company's primary sources of revenue and profitability are the sale of vacation ownership intervals and interest income from installment contracts receivable originated in connection with such sales. Only a few other publicly held companies engage in this line of business. Prominent among this limited group are The Walt Disney Company, Hilton Hotels Corporation and Marriott International, Inc. which are (i) diversified, with such companies' similar product segments providing substantially less than 50% of such companies' revenues, and (ii) substantially larger, in terms of revenue, assets and market capitalization, than the Company. During 1996 and 1997, a few other companies, whose primary revenues are in the vacation ownership industry, became public companies. Because of these companies' recent status as public companies, they do not have five years of data concerning stock performance for the Company to use as a comparison peer group. Because of the foregoing factors, the Company elected to compare the performance of its stock to the S&P 500 Index and the NYSE Market Capitalization Peer Group.

     The NYSE Market Capitalization Peer Group is comprised of 10 NYSE companies immediately above and below the Company's December 31, 1998 market capitalization ($496,717,000), as follows: Bradley Real Estate Trust SBI (BTR); Brooke Group Ltd. (BGL); CEC Entertainment, Inc. (CEC); CLARCOR Inc. (CLC); Essex Property Trust, Inc. (ESS); Forest City Enterprises, Inc. A (FCE.A); Georgia Gulf Corporation (GGC); Harnischfeger Industries, Inc. (HPH); International Multifoods Corporation (IMC); International Rectifier Corporation (IRF); Ivex Packaging Corporation (IXX); John H. Harland Company (JH); Libbey Inc.
     (LBY); Marcus Corporation (MCS); Mid-Atlantic Medical Services, Inc.
     (MME); R.H. Donnelley Corporation (RHD); Specialty Equipment Companies, Inc. (SEC); TNP Enterprises, Inc. (TNP); Varco International, Inc.
     (VRC); Del Webb Corporation (WBB).

     The NYSE Market Capitalization Peer Group for the year ended December 31, 1997 was comprised of the following companies: Aptargroup, Inc.
     (ATR); Biovail Corp International (BVF); Boise Cascade Office Products Corp. (BOP); Capital RE Corp. (KRE); CNB Bancshares, Inc. (BNK); The Dexter Corporation (DEX); Extendicare, Inc. (EXE); Federal Signal Corporation (FSS); Fingerhut Companies, Inc. (FHT); Pogo Producing Company (PPP); Public Service Company of New Mexico (PNM); RenaissanceRe Holdings (RNR); Safeguard Scientific, Inc. (SFE); Security Capital Atlantic, Inc. (SCA); Standard Register Company (SR); Student Loan Corp.
     (STU); Sun Healthcare Group, Inc. (SHG); Texas Industries, Inc. (TXI); Unisource Worldwide, Inc. (UWW); Vintage Petroleum, Inc. (VPI).


              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Ralph P. Muller, a director of the Company, and a limited partnership, the general partner of which is 100% owned by Mr. Muller, (collectively, the "Muller Group") are party to a Registration Rights Agreement, dated as of December 19, 1997, a Principal Stockholders Agreement, dated as of August 8, 1997, as amended by an amendment dated as of December 18, 1997, and an Escrow Agreement, dated as of December 19, 1997, with the Company, entered into in connection with the acquisition of Vacation Break U.S.A., Inc. by the Company.

     Under the terms of the Registration Rights Agreement, among other things, the Company agreed (a) to file on demand a registration statement under the Securities Act of 1933 on Form S-3, covering the shares of Common Stock acquired by the Muller Group and others in connection with the acquisition of Vacation Break U.S.A., Inc., and (b) to grant certain "piggyback" registration rights, over approximately the next five years, requiring the Company to include the Muller Group's shares of Common Stock in any registration of Common Stock under the Securities Act of 1933 on Form S-3 undertaken in connection with an underwritten primary offering by the Company. A registration statement on Form S-3 was filed by the Company covering the Muller Group's and others' shares and became effective on March 18, 1998. The estimated cost which the Company incurred in connection with the preparation and filing of such registration statement was approximately $81,000.

     Under the terms of the Principal Stockholders Agreement, among other things, Mr. Muller agreed generally (a) during the period extending for one year after he ceases to serve as a director of the Company, not to compete with Vacation Break U.S.A., Inc., and (b) during the period extending for two years after he ceases to serve as a director of the Company, not to solicit employees of Vacation Break U.S.A., Inc. Subject to the limitations described below, under the terms of the Principal Stockholders Agreement, as of December 31, 1998, the Muller Group remained obligated to indemnify the Company and its subsidiaries against a portion of the liabilities and expenses which may arise as a result of three lawsuits pending against Vacation Break U.S.A., Inc. at the time of its acquisition by the Company (collectively, the "Indemnified Matters"). Subject to the limitations on liability described below, the Muller Group agreed to indemnify the Company and its subsidiaries against the sum of (1) 60% of any and all liabilities resulting from or arising out of the Indemnified Matters plus (2) 20% of all litigation expenses incurred by the Company and its subsidiaries in connection with any Indemnified Matter in excess of the reserve for one Indemnified Matter reflected in Vacation Break U.S.A., Inc.'s consolidated financial statements at June 30, 1997 (the sum of (1) and (2) is referred to as an "Indemnifiable Loss"). The maximum liability of the Muller Group under their indemnity with respect to all Indemnified Matters is $5.6 million, which is allocated within sub-limits for each of the three matters for which indemnification is currently provided. Such sub-limits may be more or less than the specified percentages of the actual liability and expenses that the Company and its subsidiaries may incur with respect of the Indemnified Matters. Any obligation under this indemnity is to be satisfied, and the sole source of payment of any claim under such indemnity is, through the payment of Holdback Shares (as defined below) from the escrow account for the Holdback Shares established under the Escrow Agreement (the "Escrow Account"), consisting on December 31, 1998 of 259,336 shares valued at $21.59375 per share, unless some or all of the Holdback Shares have been sold or otherwise disposed of in accordance with the Principal Stockholders Agreement, in which case the payment will be made first from the cash held in the Escrow Account and then from the Holdback Shares in accordance with the Escrow Agreement. The number of Holdback Shares (valued at $21.59375 per share), plus any proceeds from any such shares that are sold or otherwise disposed of in market transactions in accordance with the provisions of the Escrow Agreement, plus any other securities or other cash amounts required to be deposited in the Escrow Account that are received in respect of such shares or other cash amounts, that may be applied to the Muller Group's indemnification obligations, may not exceed a specified maximum amount allocated with respect to each of the Indemnified Matters. The Holdback Shares are to be held until each of the three respective lawsuits are resolved, with the parties to negotiate an adjusted holdback amount for any lawsuits remaining outstanding on December 19, 2001.

     During 1998, the Company repaid a loan in principal amount of $310,000, plus accrued interest of $36,425, to Coconut Bay Resort Properties, Inc. This loan had been extended to Vacation Break U.S.A., Inc. prior to its acquisition by the Company. The Company has been advised that Mr. Muller, a director of the Company, owns in excess of 10% of the stock of Coconut Bay Resort Properties, Inc.

     During 1998, the Company entered into a arrangement with Acxiom Corporation to obtain services and equipment to assist the Company in its development of a database marketing capability. During 1998, the Company paid Acxiom Corporation $369,277 in connection with such arrangement and leased, through a third party leasing firm, equipment and associated software acquired by such firm from Acxiom Corporation at a cost of $641,848. Mr. Morgan, a director of the Company, is a director and stockholder, and the Chairman, President and Chief Executive Officer, of Acxiom Corporation. The Company believes that the transactions with Acxiom Corporation have been effected on terms no less favorable to the Company than those which would otherwise have been obtainable in arm's length transactions with unaffiliated third parties.

     During 1998, the Company relocated a number of executives from its Little Rock, Arkansas location to the Orlando, Florida area, including Mr. Marcel J. Dumeny. As part of the Company's long-standing relocation program for senior managers, the Company in May 1998 advanced Mr. Dumeny, on an interest free basis, $189,677 of the equity in his personal residence in Little Rock, Arkansas, to partially fund the purchase of a house in the Orlando, Florida area. In September 1998, also as part of the Company's long-standing relocation program, the Company purchased Mr. Dumeny's Little Rock, Arkansas house for $515,000, its appraised value, at which time the equity advance was repaid. Mr. Dumeny's home was subsequently resold by the Company in September 1998 for $517,625.

                      BENEFICIAL OWNERSHIP OF SECURITIES


Certain Beneficial Owners

     The following table sets forth certain information as of March 31, 1999 with respect to any persons known by the Company to be the beneficial owner of more than five percent of the Common Stock:

Name and Address of                      Amount and Nature of       Percent of
Beneficial Owner                         Beneficial Ownership        Class (d)
-------------------                      --------------------       -----------

Warburg Pincus Asset Management, Inc.        3,113,900(a)               7.0%
446 Lexington Avenue
New York, New York  10017

Ralph P. Muller                              3,859,856(b)               8.7%
2435 South Ocean Boulevard
Highland Beach, Florida  33487

Stephens Group, Inc.                         3,498,493(c)               7.9%
111 Center Street
Little Rock, Arkansas  72201

-------------------------------


(a) A report on Schedule 13G has been filed with the SEC by Warburg Pincus Asset Management, Inc. ("WP"), indicating that WP has sole voting power over 2,414,500 shares, shared voting power over 658,700 shares and sole dispositive power over 3,113,900 shares. The foregoing information has been included in reliance upon, and without independent verification of, the disclosures contained in the above-referenced report on Schedule 13G.

(b) Includes 3,800,546 shares held by a limited partnership, the general partner of which is 100% owned by Mr. Muller, and 13,000 shares held by Mr. Muller's wife. Mr. Muller disclaims beneficial ownership of the shares held by his wife.

(c) A report on Schedule 13G has been filed with the SEC by Stephens Group, Inc. ("Stephens"), indicating that Stephens has sole voting power over 1,314,800 shares, shared voting power over 1,435,949 shares, sole dispositive power over 1,314,800 shares and shared dispositive power over 2,183,693 shares. Stephens indicates that (i) 1,021,000 shares are owned by principals of Stephens or a related company and their families,
     (ii) such shares are not included in the reported holdings and (iii) Stephens disclaims beneficial ownership of such shares. The foregoing information has been included in reliance upon, and without independent verification of, the disclosures contained in the above-referenced report on Schedule 13G.

(d)  Calculated based on 44,335,079 shares outstanding as of March 31, 1999.

Directors and Executive Officers

     The following table sets forth certain information as of March 31, 1999 with respect to the beneficial ownership of the Company's Common Stock by each of the non-management directors and each of the named executive officers and by all directors and executive officers as a group. Except as noted, each individual named has sole investment and voting power with respect to his shares of Common Stock.



                                                            Amount and Nature of        Percent of
                                Name of Beneficial Owner      Beneficial Owner             Class
                                ------------------------    --------------------        ----------


Non-Management Directors        Ernest D. Bennett, III             42,000<F1>                 *
                                Philip L. Herrington               42,000<F1>                 *
                                Gerald M. Johnston              1,556,000<F2>                3.5
                                Bryan D. Langton                   37,500<F3>                 *
                                Charles D. Morgan                 246,000<F4>                 *
                                Ralph P. Muller                 3,859,856<F5>                8.7
                                William C. Scott                   96,000<F6>                 *
Named Executive Officers        John W. McConnell                 816,495<F7>                1.8
                                Franz S. Hanning                  140,643<F8>                 *
                                Marcel J. Dumeny                  445,000<F8>                1.0
                                Robert Albertson                   31,949<F8>                 *
All Directors and Executive
  Officers as a Group                                           7,961,435                   17.3<F9>

--------------------------

 *   Beneficial ownership represents less than 1% of the outstanding shares.


<F1>
(a) Includes 42,000 shares that each of Messrs. Bennett and Herrington have the right to acquire through the exercise of warrants within 60 days after April 20, 1999.

<F2>
(b) Includes 1,516,000 shares owned by a limited partnership, of which Mr. Johnston is a general partner.

<F3>
(c) Includes 9,000 shares that Mr. Langton has the right to acquire through the exercise of warrants within 60 days after April 20, 1999 and 18,000 shares held by Mr. Langton's wife, as to which Mr. Langton disclaims beneficial ownership.

<F4>
(d) Includes 9,000 shares that Mr. Morgan has the right to acquire through the exercise of warrants within 60 days after April 20, 1999 and 42,000 shares held by Mr. Morgan's wife, as to which Mr. Morgan disclaims beneficial ownership.

<F5>
(e) Includes 3,800,546 shares held by a limited partnership, the general partner of which is 100% owned by Mr. Muller, and 13,000 shares held by Mr. Muller's wife. Mr. Muller disclaims beneficial ownership of the shares held by his wife.

<F6>
(f) Includes 42,000 shares that Mr. Scott has the right to acquire through the exercise of warrants within 60 days after April 20, 1999. Includes 54,000 shares held by Mr. Scott's wife, as to which Mr. Scott disclaims beneficial ownership.

<F7>
(g) Includes 564,000 shares that Mr. McConnell has the right to acquire through the exercise of warrants within 60 days after April 20, 1999. Includes 159,000 shares held by Mr. McConnell's wife, as to which Mr. McConnell disclaims beneficial ownership.

<F8>
(h) Includes shares that each of the indicated persons has the right to acquire through the exercise of warrants/options within 60 days after April 20, 1999, as follows: Franz S. Hanning (130,500), Marcel J. Dumeny (360,000) and Robert Albertson (30,000).

<F9>
(i) Calculated based on 46,118,579 shares outstanding as of March 31, 1999, which includes 1,783,500 shares that the directors and executive officers have the right to acquire through the exercise of warrants/options within 60 days after April 20, 1999.



          SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and certain persons who own more than 10% of its Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based on its review of the copies of such forms received by it with respect to the year ended December 31, 1998, and representations from certain reporting persons, the Company believes that all filing requirements have been complied with as they apply to its directors, executive officers and persons who own more than 10% of the Common Stock, except that Forms 4 or Forms 5, as the case may be, were filed late by (a) Mr. Robert Albertson, an executive officer of the Company, with respect to a May 29, 1998 sale of stock, reported in July 1998, (b) Mr. Clayton G. Gring, Sr., an executive officer of the Company, and Mr. Bryan D. Langton, Chairman of the Board and a director of the Company, with respect to a May 1998 (i) exercise of a stock warrant and sale of stock and (ii) purchase of stock, respectively, due to the Company's failure to arrange timely delivery of such Form 4s to the SEC, which were filed one day late on June 11, 1998, (c) Mr. Charles D. Morgan, a director of the Company, with respect to reporting shares of stock owned by his wife, following their May 1998 marriage, due to the Company's failure to arrange timely delivery of such Form 4 to the SEC, which was filed one day late on June 11, 1998, and due to reporting an erroneous number of shares as being owned by his wife, due to the failure to account for a previous split of the Company's stock, (d) Mr. William C. Scott, a director of the Company, with respect to a March 19, 1998 purchase of stock, reported in February 1999, (e) Mr. Ralph P. Muller, a director of the Company, with respect to (i) the June 1998 gift of stock to a third party and (ii) the May 1998 sale of stock to a holder of a purchase option, neither of which, as of April 14, 1999, had been reported, and (f) Mr. Bryan D. Langton, a director of the Company, with respect to the October 1998 purchase of stock by his wife, reported in April 1999.


                            INDEPENDENT AUDITORS

     The Board has not yet selected the independent auditors for the Company for 1999. Generally, the independent auditors are proposed by the Audit Committee and selected by the Board in May of each year. Ernst & Young LLP has audited the financial statements of the Company for the fiscal year ended December 31, 1998 and performed such other nonaudit services as the Company requested.

     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. This representative will have the opportunity to make a statement, if he or she so desires, and is also expected to be available to respond to appropriate questions from stockholders.


                           STOCKHOLDER PROPOSALS

     If stockholder proposals are to be considered by the Company for inclusion in a proxy statement for a future meeting of the stockholders, such proposals must be submitted on a timely basis and must meet the requirements established by the SEC. Stockholder proposals for the Company's 2000 annual meeting of stockholders will not be deemed to be timely submitted unless they are received by the Company at its principal executive offices by December 22, 1999. However, if the 1999 Annual Meeting is not held or the 2000 annual meeting date is changed by more than 30 days from the date of the 1999 Annual Meeting, then such stockholder proposals must be received a reasonable time before the Company begins to print and mail its proxy materials for the 2000 annual meeting. Such stockholder proposals, together with any supporting statements, should be directed to the Secretary of the Company. Stockholders submitting proposals are urged to submit their proposals by certified mail, return receipt requested.

     If the Company does not have notice by March 6, 2000 of a stockholder proposal which is sought to be submitted at the 2000 annual meeting of stockholders, and the 2000 annual meeting date is within 30 days of the anniversary date of the 1999 Annual Meeting, then, pursuant to applicable SEC rules, proxies solicited on behalf of the Board for the 2000 annual meeting of stockholders will have discretionary authority and may be voted against any such stockholder proposal. If the 1999 Annual Meeting is not held or the 2000 annual meeting date is not within 30 days of the anniversary date of the 1999 Annual Meeting, then, unless notice of a stockholder proposal is received a reasonable time before the Company mails its proxy materials for the 2000 annual meeting of stockholders, proxies solicited on behalf of the Board for the 2000 annual meeting will have discretionary authority and may be voted against any such stockholder proposal. For a meeting other than an annual meeting of the stockholders of the Company, unless notice of a stockholder proposal is received a reasonable time before the Company mails its proxy materials for such meeting of stockholders, proxies solicited on behalf of the Board for such meeting will have discretionary authority and may be voted against any such stockholder proposal.


                      ADDITIONAL INFORMATION AVAILABLE

     A copy of the Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission, will be provided without charge to each person solicited who submits a written request therefor addressed to Robert W. Howeth, Senior Vice President and Chief Financial Officer, Fairfield Communities, Inc., 11001 Executive Center Drive, Little Rock, Arkansas 72211, stating that such person was a beneficial owner of Common Stock on April 8, 1999.


                              OTHER BUSINESS

     Management does not know of or intend to bring before the Annual Meeting any other business. If, however, any other business should be presented to the meeting, the proxies named in the enclosed form of proxy will vote the proxy in accordance with their best judgment.










  WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE
                           PREPAID RETURN ENVELOPE.

                             [FORM OF PROXY CARD]

                                     PROXY

                           FAIRFIELD COMMUNITIES, INC.

          This Proxy is Solicited on Behalf of the Board of Directors of Fairfield Communities, Inc. for use at the Annual Meeting
                 of Stockholders to be held on May 20, 1999


        The undersigned hereby appoints John W. McConnell and Marcel J. Dumeny, and each of them, jointly and severally and with full power of substitution, as Proxies to vote, as designated below, all common stock of Fairfield Communities, Inc. owned by the undersigned at the Annual Meeting of Stockholders to be held on Thursday, May 20, 1999, at 9:00 a.m. Eastern Daylight Saving Time at Renaissance Orlando Resort, 6677 Sea Harbor Drive, Orlando, Florida, and at any and all postponements and adjournments thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION FOR VOTING IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION TO THE BOARD OF DIRECTORS OF THE NOMINEES LISTED IN PROPOSAL 1 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON OR PERSONS VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

/SEE REVERSE/    CONTINUED AND TO BE SIGNED ON REVERSE SIDE     /SEE REVERSE/
/    SIDE   /                                                   /    SIDE   /

                             [REVERSE SIDE]

    Please mark
/X/ votes as in
    this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION TO THE BOARD OF
                                         ---
DIRECTORS OF THE NOMINEES LISTED IN PROPOSAL 1.

1. Election of Directors:

   Nominees: Ernest D. Bennett, III,  Philip L. Herrington,
   Gerald M. Johnston, Bryan D. Langton, John W. McConnell,
   Charles D. Morgan, Ralph P. Muller and William C. Scott

         FOR                      WITHHELD
         ALL     / /        / /   FROM ALL
      NOMINEES                    NOMINEES


/ /______________________________________
   For all nominees except as noted above

                                       MARK HERE FOR ADDRESS    / /
                                       CHANGE AND NOTE AT LEFT


                                       Please complete, date, sign and return
                                       this proxy promptly in the enclosed
                                       envelope.  If signing as attorney,
                                       executor, administrator, trustee or
                                       guardian, please give full title as
                                       such.  If signing on behalf of a
                                       corporation, please sign in full
                                       corporate name by an authorized
                                       officer.  If shares are registered in
                                       more than one name, all holders must
                                       sign.  The undersigned hereby
                                       acknowledges receipt of the Notice of
                                       Annual Meeting of Stockholders, the
                                       Proxy Statement and the Annual Report
                                       to Stockholders for the year ended
                                       December 31, 1998.



Signature: _______________ Date: ____  Signature: _______________ Date: ____